Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES PROPOSED PRIVATE OFFERING
OF CONVERTIBLE SENIOR NOTES

CAMARILLO, CA, June 11, 2008 – Power-One, Inc. (NASDAQ: PWER) today announced that it intends to offer, subject to market and other conditions, $75 million in aggregate principal amount of senior secured convertible notes due June 2013, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  Power-One also expects to grant the initial purchaser of the notes a 30-day over-allotment option to purchase up to an additional $5 million in aggregate principal amount of the notes.  The notes are expected to pay interest quarterly and to be convertible into shares of Power-One’s common stock at a conversion price to be determined.  The notes will be secured by a pledge of Power-One’s interests in certain of its subsidiaries and other property and assets.

Power-One intends to use the net proceeds from the proposed offering, after deducting the initial purchaser’s discount and estimated offering expenses, of approximately $70.5 million (or $75.3 million if the initial purchaser’s over-allotment option is exercised in full), to repay in full the $50.2 million outstanding loan, (including interest) to PWER Bridge, LLC, and to use the balance for working capital and general corporate purposes.

The notes being offered and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act or any applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the common stock issuable upon conversion of the notes nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  Such statements include statements concerning the proposed offering and the proposed use of proceeds.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements.  Important factors that could cause actual results to differ materially include, but are not limited to: the timing of the actual offering of the notes, or the inability or election not to offer the notes in light of or as a result of market or other conditions.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

###